UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 11, 2008 (April 9, 2008)

_________________________________________________________________________________
SulphCo, Inc.
_________________________________________________________________________________
(Exact name of registrant as specified in charter)

Nevada	001-32636	88-0224817
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas  77043
(Address of principal executive offices)  (Zip Code)

(713) 896-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 9, 2008, pursuant to the authority granted to it in Article Nine of the Amended and Restated Articles of Incorporation (the “Articles”) of SulphCo, Inc. (the “Company”) and Section 8.1 of the Company’s Amended and Restated Bylaws (the “Bylaws”), the Board of Directors of the Company (the “Board”) amended the Bylaws (the “Amendments”) as described below. The Board believes the Amendments are part of good corporate governance and is a result of the Board’s continuing review of the corporate governance structure of the Company.

Pursuant to §78.330 of the Nevada Revised Statutes, the Amendments implemented a staggered board structure, whereby the Board will be divided into three classes of approximately equal size, designated Class I, Class II and Class III. The initial term of the Class I directors terminates at the first annual meeting of stockholders following the 2008 annual meeting of stockholders (the “2008 Annual Meeting”). The initial term of the Class II directors terminates at the second annual meeting of stockholders following the 2008 Annual Meeting. The initial term of the Class III directors terminates at the third annual meeting of stockholders following the 2008 Annual Meeting. After the initial term, each class of directors shall be elected to full 3 year terms. At the 2008 Annual Meeting, the stockholders will be asked to elect directors to each class as recommended by the Corporate Governance and Nominating Committee of the Board.

The Amendments also clarified that a director elected by the Board to fill a vacancy shall serve for the remainder of the term of that class of director to which such director was appointed.

Finally, the Amendments deleted a Bylaw provision permitting stockholders to take action by written consent in lieu of a meeting. This deletion ensures consistency of the Bylaws with the Company’s proposal in its proxy statement on Schedule 14A for the 2008 Annual Meeting that a similar provision be removed from the Articles.

The Amendments are in the form of Exhibit 3.1 attached hereto and were effective on April 9, 2008.

Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Description
3.1	Amendments to Bylaws

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SULPHCO, INC.

Dated as of: April 11, 2008	By:	/s/ Stanley W. Farmer
Name: Stanley W. Farmer
Title: Vice President and Chief Financial Officer